As filed with the Securities and Exchange Commission on July 2, 2013
Registration No. 333-119839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ROEBLING FINANCIAL CORP, INC.
(Exact name of Registrant as specified in its charter)

New Jersey	55-0873295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Route 130 South and Delaware Avenue
Roebling, New Jersey 08554
(609) 499-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roebling Financial Corp, Inc. 1999 Stock Option Plan
Roebling Bank 1999 Restricted Stock Plan
(Full title of the plans)

Janice A. Summers
Executive Vice President and Chief Financial Officer
Route 130 South and Delaware Avenue
Roebling, New Jersey 08554
(609) 499-9400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Fisch, Esq.
Joan S. Guilfoyle, Esq.
Spidi & Fisch, PC
1227 25th Street, N.W., Suite 200 West
Washington, D.C.  20037
(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Deregistration of Securities

Roebling Financial Corp, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 in order to deregister certain shares of its common stock, $0.10 par value per share (the “Common Stock”), that were previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 20, 2004 (Registration Statement No. 333-119839) (the “Registration Statement”).  The Registration Statement registered 105,629 shares of the Common Stock of the Company issuable under the Roebling Financial Corp, Inc. 1999 Stock Option Plan and the Roebling Bank 1999 Restricted Stock Plan.

Pursuant to the Agreement and Plan of Merger, dated as of December 28, 2012, by and among the Company, Roebling Bank, TF Financial Corporation (“TF”) and 3rd Fed Bank (the “Agreement”), the Company is being merged with and into TF, to be effective on July 2, 2013 (the “Merger”), and Roebling Bank, the wholly-owned subsidiary of the Company, is being merged with and into 3rd Fed Bank, the wholly-owned subsidiary of TF.

In connection with the Merger, the Company has terminated the offering of its Common Stock, including any Common Stock underlying options, that was registered under the Registration Statement.  In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all shares of the Company’s Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statement and to terminate the effectiveness of the Registration Statement.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roebling, State of New Jersey, on July 1, 2013.

ROEBLING FINANCIAL CORP, INC.

By:	/s/ R. Scott Horner
R. Scott Horner
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated as of the date indicated.

Signature	Title	Date

/s/ R. Scott Horner
R. Scott Horner	President and Chief Executive Officer (Principal Executive Officer)	July 1, 2013

/s/ Janice A. Summers
Janice A. Summers	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 1, 2013

/s/ John J. Ferry
John J. Ferry	Director and Chairman of the Board	July 1, 2013

/s/ Mark V. Dimon
Mark V. Dimon	Director and Treasurer	July 1, 2013

/s/ Joan K. Geary
Joan K. Geary	Director and Secretary	July 1, 2013

/s/ John A. LaVecchia
John A. LaVecchia	Director and Vice Chairman	July 1, 2013

/s/ George Nyikita
George Nyikita	Director	July 1, 2013

/s/ Robert R. Semptimphelter, Sr.
Robert R. Semptimphelter, Sr.	Director	July 1, 2013